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FORM 3
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

(Print or Type Responses)
========================================================
1. Name and Address of Reporting Person*

                 SBI Purchase Corp.
--------------------------------------------------------
   (Last)               (First)              (Middle)

         2825 E. Cottonwood Pkwy., Suite 480
--------------------------------------------------------
                       (Street)

               Salt Lake City, UT 84121
--------------------------------------------------------
   (City)              (State)               (Zip)
--------------------------------------------------------
2. Date of Event
   Requiring Statement
   (Month/Day/Year)
         1/22/03
--------------------------------------------------------
3. I.R.S. Identification
   Number of Reporting
  Person, if an entity
--------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

              Razorfish, Inc.; RAZF
--------------------------------------------------------
5. Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [ ] Director                        [X]10% Owner
     [ ] Officer (give title below)      [ ]Other (specify below)

         -------------------------------
--------------------------------------------------------
6. If Amendment, Date of
   Original (Month/Day/Year)
--------------------------------------------------------
7.Individual or  Joint/Group
  Filing (Check Applicable Line)

[ ]Form filed by One Reporting Person
[X]Form filed by More than One Reporting Person
--------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                      Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  2. Amount of Securities  3. Ownership Form:             4. Nature of Indirect Beneficial
   (Instr. 4)                            Beneficially Owned       Direct (D) or Indirect (I)     Ownership (Instr. 5)
                                         (Instr. 4)               (Instr. 5)
--------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
Par Value $0.01 per share                  2,692,091                         D
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
================================================================================================================================

                                                                          (Over)
                                                                 SEC 1473 (3-00)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

========================================================
1. Title of Derivative Security
   (Inst. 4)
--------------------------------------------------------
2. Date Exercisable and
   Expiration Date
   (Month/Day/Year)
--------------------------------------------------------
         Date               Expiration
         Exercisable        Date
--------------------------------------------------------
3. Title and Amount of Securities
   Underlying Derivative Security
   (Instr. 4)
--------------------------------------------------------
                            Amount or
                            Number of
         Title              Shares
--------------------------------------------------------
4. Conversion
   or Exercise
   Price of
   Derivative
   Security
--------------------------------------------------------
5. Ownership Form
   of Derivative
   Security:
   Direct (D) or
   Indirect (I)
   (Instr. 5)
--------------------------------------------------------
6. Nature of Indirect
   Beneficial Ownership
   (Instr. 5)
--------------------------------------------------------
--------------------------------------------------------
--------------------------------------------------------
--------------------------------------------------------
--------------------------------------------------------
========================================================

Explanation of Responses:

             SBI PURCHASE CORP., a Delaware
             corporation

             By: /s/ L. TIM PIERCE                           1/29/03
           -----------------------------------         -------------------
                **Signature of Reporting Person                Date
             L. Tim Pierce, Chief Financial Officer

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                 SEC 1473 (3-00)

                             Joint Filer Information
Joint Filers:                         SBI and Company (IRS #87-0609379), the corporate parent of SBI Purchase Corp.
                                      SBI Holdings Inc. (IRS #87-0609378), the corporate parent of SBI and Company

Address of Joint Filers:              2825 East Cottonwood Parkway, Suite 480
                                      Salt Lake City, UT 84121

Designated Filer:                     SBI Purchase Corp.

Issuer and Ticker Symbol:             Razorfish, Inc.; RAZF

Date of Event Requiring Statement:    January 22, 2003

Signatures:                           SBI AND COMPANY, a Utah corporation

                                      By:      /s/ L. TIM PIERCE
                                               --------------------------------------
                                               L. Tim Pierce, Chief Financial Officer


                                      SBI HOLDINGS INC., a Utah corporation

                                      By:      /s/ L. TIM PIERCE
                                               ---------------------------------------
                                               L. Time Pierce, Chief Financial Officer